Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Howard Kalt Kalt Rosen & Co. (415) 397-2686	Roger Barnes Executive Vice President & CFO (408) 878-6500

RIVERSTONE NETWORKS AGREES IN PRINCIPLE

TO SETTLE DERIVATIVE LITIGATION

SANTA CLARA, Calif., May 12, 2004—Riverstone Networks (OTC:RSTN.PK) today announced that it has reached an agreement in principle to settle all derivative lawsuits pending against the company, and certain of its former officers and current and former directors, in the U.S. District Court in San Francisco and California Superior Court in San Jose.

Under the terms of the agreement, the Company has committed to continued implementation of corporate governance measures designed to strengthen the independence and oversight responsibilities of its board of directors. The Company also agreed to institute improved internal controls and processes intended to detect material inaccuracies in the Company’s financial statements, a process which was initiated in part by the company’s new senior management team last fall. The Company also agreed to pay plaintiffs’ attorneys fees of up to $1.75 million, or such lesser amount as the court may order.

The settlement is subject to court approval, and does not reflect any admission of wrongdoing by Riverstone or any of the former officers or current and former directors named as defendants in the litigation. The Company is continuing to negotiate with its directors and officers’ insurance carriers regarding the amount of reimbursement to be paid by the carriers.

About Riverstone Networks

Riverstone Networks, Inc. (RSTN.PK) is a leading provider of carrier-class solutions for next generation metro Ethernet networks. Riverstone’s metro routers and provisioning solutions deliver the ease of use, cost effectiveness, and flexibility that carriers require in meeting their customers’ IP networking requirements in support of voice, video, and data services. Riverstone uniquely permits carriers to offer homogeneous services across existing revenue-generating networks and new Ethernet deployments.

Except for the historical information contained herein, the matters set forth in this press release, including without limitation statements concerning the finalization and approval of the litigation settlement, the Company’s plans to implement corporate governance and internal control improvements, the Company’s plans to seek reimbursement from its excess insurers, and the ability of the Company to obtain a favorable determination with respect to its entitlement to the proceeds of its directors and officers’ liability insurance policies, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include the final approval of the settlement, the ability of the Company to successfully implement improved corporate governance and internal controls and processes, which may not detect fraud or other material inaccuracies in the Company’s financial statements, the primary insurer following through on its commitments, the company’s ability to obtain the remaining proceeds of its directors and officers liability insurance, and the risks detailed from time to time in Riverstone Networks’ SEC reports, including its quarterly report on Form 10-Q for the period ended November 30, 2002 and subsequent reports on Forms 8-K and 8-K/A. The company assumes no obligation to update or revise these forward-looking statements.

Riverstone Networks is a registered trademark of Riverstone Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.

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